Exhibit (a)(1)

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

OF

Sound Point Meridian Capital, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

FROM A LIMITED LIABILTY COMPANY

TO A CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion to a corporation is being duly executed and filed by Sound Point Meridian Capital, LLC (the “LLC”) to convert the LLC to Sound Point Meridian Capital, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware (the “DGCL”).

1.	The jurisdiction where the LLC was first formed is the State of Delaware.

2.	The jurisdiction where the LLC was formed immediately prior to filing this Certificate of Conversion is the State of Delaware.

3.	The date the LLC first formed is: May 13, 2022.

4.	The name of the LLC immediately prior to filing this Certificate of Conversion is Sound Point Meridian Capital, LLC.

5.	The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the DGCL is Sound Point Meridian Capital, Inc., a Delaware corporation.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Limited Liability Company, has executed this Certificate of Conversion as of the 13th day of March, 2024.

SOUND POINT MERIDIAN CAPITAL, LLC, a Delaware limited liability company

/s/ Wendy Ruberti
Name:	Wendy Ruberti
Title:	Authorized Person